Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-61230, 333-24063, 333-24067, 333-24069, 333-48791, 333-48793, 333-91053, 333-110467, 333-138531) of URS Corporation of our report dated February 25, 2007, relating to the financial statements and financial statement schedule of Washington Group International, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in methods of accounting for mining stripping costs and pension and postretirement benefits), appearing in this current report on Form 8-K/A of URS Corporation.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boise, Idaho

January 28, 2008